Exhibit 10.1

Execution Version

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

LA QUINTA HOLDINGS INC.

AND

COREPOINT LODGING INC.

DATED AS OF

January 17, 2018

i

Exhibit

Exhibit A                         CPLG Group Employees

ii

Exhibit 10.1

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT, dated as of January 17, 2018, is entered into by and between La Quinta Holdings Inc., a Delaware corporation (“LQ”), and CorePoint Lodging Inc., a Maryland corporation (“CPLG”). LQ and CPLG are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, LQ has determined that it would be appropriate, desirable and in the best interests of LQ and the shareholders of LQ to separate the Separated Real Estate Business from LQ;

WHEREAS, LQ and CPLG have entered into the Distribution Agreement, dated as of January 17, 2018 (the “Distribution Agreement”), in connection with the separation of the Separated Real Estate Business from LQ and the Distribution;

WHEREAS, the Distribution Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of CPLG and its Subsidiaries from LQ; and

WHEREAS, to ensure an orderly transition under the Distribution Agreement, it will be necessary for the Parties to allocate between them Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs, and certain other employment matters.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Distribution Agreement.

“Agreement” means this Employee Matters Agreement, together with all schedules hereto and all amendments, modifications and changes hereto entered into pursuant to Section 9.9.

“Banked PSUs” has the meaning set forth in Section 4.5(b).

“Banked STI Amount” has the meaning set forth in Section 4.8(b).

“Benefit Management Records” has the meaning set forth in Section 3.3(b).

“Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature to any Employee, or to any eligible family member, dependent or beneficiary of any such Employee, including pension plans (qualified and nonqualified), thrift plans, deferred compensation plans (qualified and nonqualified), supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, medical, retiree medical, dental, vision, travel and accident, life, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Completed Period PSUs” has the meaning set forth in Section 4.5(a).

“CPLG” has the meaning set forth in the preamble to this Agreement.

“CPLG 401(k) Plan” has the meaning set forth in Section 5.1.

“CPLG 401(k) Plan Beneficiaries” has the meaning set forth in Section 5.2.

“CPLG Benefit Plan” means any Benefit Plan sponsored or maintained by any one or more members of the CPLG Group following the Effective Time.

“CPLG Board” has the meaning set forth in Section 4.4.

“CPLG Director RSU” has the meaning set forth in Section 4.3.

“CPLG Entity” means any member of the CPLG Group, including any Separated Real Estate Entity.

“CPLG Equity Plan” means the plan adopted by CPLG prior to the Effective Time under which the CPLG equity-based awards described in Article IV shall be issued.

“CPLG FSA” has the meaning set forth in Section 6.3(a)(i).

“CPLG Group Employee” means any individual employed by any member of the CPLG Group, including a Separated Real Estate Entity, immediately following the Effective Time, who is identified as a CPLG Group Employee in accordance with Exhibit A, which may be updated from time to time in accordance with the terms of Exhibit A. In no event shall an LQ Group Employee be a CPLG Group Employee.

“CPLG HSA” has the meaning set forth in Section 6.3(b)(i).

“CPLG Retention Bonus Plan” has the meaning set forth in Section 8.1.

“CPLG Retention Bonus Plan Adoption Date” has the meaning set forth in Section 8.1.

“CPLG RSA” has the meaning set forth in Section 4.2.

“CPLG Severance Arrangements” has the meaning set forth in Section 8.2.

“CPLG Short-Term Incentive Plans” has the meaning set forth in Section 4.8(a).

“CPLG Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the CPLG Group following the Effective Time.

“CPLG Welfare Plan Participants” has the meaning set forth in Section 6.1.

“Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Distribution Ratio” means such number of shares of CPLG Common Stock for every one (1) outstanding share of LQ Parent Common Stock as shall have been determined by the Board and set forth in the CPLG Information Statement.

“Employee” means any LQ Group Employee or CPLG Group Employee.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FICA” has the meaning set forth in Section 3.1(e).

“FMLA” means the U.S. Family and Medical Leave Act, as amended, and the regulations promulgated thereunder.

“FSA Participation Period” has the meaning set forth in Section 6.3(a)(ii).

“FUTA” has the meaning set forth in Section 3.1(e).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“HSA Participation Period” has the meaning set forth in Section 6.3(b)(ii).

“IRS” means the Internal Revenue Service.

“La Quinta Holdings Inc. Executive Severance Plan” means the La Quinta Holdings Inc. Executive Severance Plan (effective January 17, 2017).

“La Quinta Holdings Inc. Severance Plan” means the La Quinta Holdings Inc. Severance Plan (effective January 17, 2017).

“LQ” has the meaning set forth in the preamble to this Agreement.

“LQ Benefit Plan” means any Benefit Plan sponsored or maintained by any one or more members of the LQ Parent Group prior to the Effective Time, excluding any such Benefit Plan that becomes a CPLG Benefit Plan.

“LQ Director” means any individual who is or was previously a non-employee member of the Board.

“LQ Entity” means any member of the LQ Parent Group.

“LQ Equity Plan” means the La Quinta Holdings Inc. Amended and Restated 2014 Omnibus Incentive Plan.

“LQ ESPP” means the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan.

“LQ Group Employee” means any individual who is or was previously employed by a member of the LQ Parent Group immediately prior to the Effective Time, excluding any CPLG Group Employee.

“LQ PSU” means a performance share unit granted under any LQ Equity Plan that is outstanding immediately prior to the Effective Time.

“LQ Retention Bonus Plan” means any retention bonus plan sponsored or maintained by a member of the LQ Parent Group immediately prior to the Effective Time, including the La Quinta Holdings Inc. Retention Bonus Plan (effective January 17, 2017), but excluding any such Benefit Plan that becomes a CPLG Retention Bonus Plan.

“LQ RSAs” means restricted stock awards issued under any LQ Equity Plan that are outstanding immediately prior to the Effective Time.

“LQ RSUs” means restricted share units granted under any LQ Equity Plan that are outstanding immediately prior to the Effective Time.

“LQ Savings Plan” means the LQ 401(k) Savings Plan.

“LQ Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the LQ Parent Group prior to the Effective Time.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Privacy Contract” means any contract entered into in connection with applicable privacy protection Laws or regulations.

“PSU” means a performance share unit.

“Qualified Beneficiary” has the meaning set forth in Treasury Regulation Section 54.4980B-3, Q&A-1.

“Qualifying Event” has the meaning set forth in Treasury Regulation Section 54.4980B-4, Q&A-1.

“Remaining PSUs” has the meaning set forth in Section 4.5(a).

“U.S.” means the United States of America.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act, as amended, and the regulations promulgated thereunder, and any applicable foreign, state or local Law equivalent.

“Welfare Plan” means, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including a funding mechanism for a health savings account, a health care reimbursement account, medical, wellness, prescription drug, dental, vision and mental health and substance abuse coverage), disability benefits, life, accidental death and dismemberment or death benefits, business travel insurance, medical and dependent care flexible spending arrangements (including any associated group medical or dependent care plan), employee assistance programs and paid time off programs, as applicable.

Section 1.2. Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c) reference to any gender includes the other gender and the neuter;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “shall” and “will” are used interchangeably and have the same meaning;

(f) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(h) all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Saving Time, as applicable, on the date in question;

(i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(j) accounting terms used herein shall have the meanings historically ascribed to them by LQ and its Subsidiaries, including CPLG for this purpose, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(k) reference to any Article, Section or schedule means such Article or Section of, or such schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(l) the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(m) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(n) reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(o) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(p) if there is any conflict between the provisions of the main body of this Agreement and the schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such schedule;

(q) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the U.S.;

(r) the titles to Articles and headings of Sections contained in this Agreement, in any schedule and Exhibit and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(s) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.1. Allocation of Liabilities.

(a) General Principles. LQ and CPLG agree that all employment-related Liabilities associated with (i) (A) LQ Group Employees, whether arising on, or in respect of periods prior to or after the Effective Time, and (B) CPLG Group Employees, to the extent arising on, or in respect of periods prior to, the Effective Time, in each case, are to remain at LQ, and (ii) CPLG Group Employees, to the extent arising or in respect of periods after, the Effective Time, be allocated to CPLG, in each case, except as otherwise specifically set forth herein.

(b) CPLG Group Liabilities. Except as otherwise provided in this Agreement, effective as of the Effective Time, one or more members of the CPLG Group (as determined by CPLG) shall assume, or continue the sponsorship of, and no member of the LQ Parent Group shall have any further Liability with respect to, or under, and CPLG shall indemnify each member of the LQ Parent Group, and the officers, directors and employees of each member of the LQ Parent Group, and hold them harmless with respect to any and all:

(i) individual agreements entered into between any member of the LQ Parent Group (or any joint venture with any member of the LQ Parent Group) and any CPLG Group Employee;

(ii) wages, salaries, incentive compensation (as the same may be modified by this Agreement), commissions, bonuses, severance (including as a result of the Distribution) and any other employee compensation or benefits payable to or on behalf of any CPLG Group Employees after the Effective Time, with respect to such wages, salaries, incentive compensation, commissions, bonuses or other employee compensation or benefits that are or may have been earned at or after the Effective Time;

(iii) moving expenses and obligations, including those related to taxes (foreign and home), relocation, repatriation, international assignments, transfers or similar items incurred by or owed to any CPLG Group Employees but only to the extent such items are incurred after the Effective Time;

(iv) immigration-related, visa, work application or similar rights, obligations and Liabilities related to any CPLG Group Employees; and

(v) Liabilities under any CPLG Benefit Plan.

(c) LQ Parent Group Liabilities. Except as otherwise provided in this Agreement, effective as of the Effective Time, no member of the CPLG Group shall have any further Liability for, and LQ shall indemnify each member of the CPLG Group, and the officers, directors and employees of each member of the CPLG Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, or arising from, any employment-related Liability not (i) described in Section 2.1(b) or (ii) allocated to the CPLG Group pursuant to Section 2.1(a).

(d) Employee Accruals. Nothing in this Agreement (including this Article II) will override or alter the allocation to the CPLG Group of any Liabilities included in Section 1.1(86)(xi) of the Distribution Agreement.

Section 2.2. Service Credit.

(a) Service for Eligibility, Vesting and Benefit Purposes. Except as otherwise provided in any other provision of this Agreement, the CPLG Benefit Plans shall, and CPLG shall cause each member of the CPLG Group to, recognize each CPLG Group Employee’s full service history with the LQ Parent Group for purposes of eligibility, vesting, determination of level of benefits and, to the extent applicable and subject to Section 2.5, benefit accruals under any CPLG Benefit Plan for such CPLG Group Employee’s service with any member of the LQ Parent Group on or prior to the Effective Time to the same extent such service would be credited under the LQ Benefit Plans, as applicable. Notwithstanding anything to the contrary, in connection with any Employee’s break in service, any determination as to service credit shall be made under and in accordance with the applicable CPLG Benefit Plan document, the terms of which shall control in the case of any conflict with this Section 2.2.

(b) Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable Law, upon reasonable request by one Party to the other Party, the first Party will provide to the other Party copies of any records reasonably available to the first Party to document such service, plan participation and membership of such Employees and reasonably cooperate with the first Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any Employee.

Section 2.3. Plan Participation. Each member of the LQ Parent Group and each member of the CPLG Group shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the LQ Benefit Plans by all CPLG Group Employees shall terminate in connection with the Distribution as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the Effective Time).

Section 2.4. Plan Administration.

(a) Transition Services. The Parties acknowledge that the LQ Parent Group or the CPLG Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (to the extent required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(b) Participant Elections and Beneficiary Designations. Prior to the Effective Time, each participant in a CPLG Benefit Plan shall execute such elections and beneficiary designations as are promulgated by the administrator of each CPLG Benefit Plan. Notwithstanding the foregoing, if and to the extent a CPLG Benefit Plan participant has failed to execute and file an updated election and/or designation, the participant elections and beneficiary designations made under any corresponding LQ Benefit Plan prior to the Effective Time with respect to which Assets or Liabilities are transferred or allocated to CPLG Benefit Plans in accordance with this Agreement shall continue in effect under the applicable CPLG Benefit Plan to the extent permitted under the applicable CPLG Benefit Plan, including deferral and payment form elections, dividend elections, coverage options and levels, beneficiary designations and the rights of alternate payees under qualified domestic relations orders, in each case, to the extent allowed by applicable Law.

Section 2.5. No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement or the Distribution Agreement or otherwise, no participant in the CPLG Benefit Plans shall receive benefits that duplicate benefits provided by the corresponding LQ Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Distribution Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting, distribution of benefits or entitlements to any compensation or Benefit Plan on the part of any LQ Group Employee or CPLG Group Employee.

Section 2.6. No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by LQ and CPLG, as required by applicable Law or as explicitly set forth in a CPLG Benefit Plan, a CPLG Group Employee shall be entitled to participate in the CPLG Benefit Plans only to the extent that such Employee was entitled to participate in the corresponding LQ Benefit Plan as in effect immediately prior to the Effective Time, with it being the intent of the Parties that this Agreement does not result in any expansion of the number of CPLG Group Employees participating or the participation rights therein that they had prior to the Effective Time.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.1. Active Employees.

(a) CPLG Group Employees. Effective not later than immediately preceding the Effective Time, the employment of each CPLG Group Employee shall be continued by a member of the CPLG Group or shall be assigned and transferred to a member of the CPLG Group (in each case, with such member as determined by CPLG).

(b) At-Will Status. Notwithstanding the above or any other provision of this Agreement, nothing in this Agreement shall create any obligation on the part of any member of the LQ Parent Group or any member of the CPLG Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Effective Time (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent such Employee is an “at-will” employee under applicable Law.

(c) Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.1 shall not be deemed a severance of employment of any Employee for purposes of this Agreement or any Benefit Plan of any member of the LQ Parent Group (including the LQ Retention Bonus Plan, La Quinta Holdings Inc. Severance Plan or La Quinta Holdings Inc. Executive Severance Plan), or any member of the CPLG Group (including the CPLG Retention Bonus Plan and the CPLG Severance Arrangements).

(d) Not a Change of Control/Change in Control. The Parties acknowledge and agree that the consummation of the Distribution itself shall not be deemed a “change in control,” or term of similar import for purposes of any LQ Benefit Plan (including the LQ Retention Bonus Plan, La Quinta Holdings Inc. Executive Severance Plan and the La Quinta Holdings Inc. Severance Plan), CPLG Benefit Plan (including the CPLG Retention Bonus Plan or CPLG Severance Arrangements), LQ Equity Plan or CPLG Equity Plan.

(e) Payroll and Related Taxes. With respect to each CPLG Group Employee, LQ and CPLG shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (i) treat CPLG (or the applicable CPLG Entity) as a “successor employer” and LQ (or the applicable LQ Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”) and (ii) file tax returns, exchange wage payment information and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such CPLG Group Employee for the tax year in which the Effective Time occurs, in a manner provided in Section 4.02(l) of Revenue Procedure 2004-53. For the avoidance of doubt, the collection of payroll taxes under FICA and FUTA will not restart upon or following the Effective Time with respect to each CPLG Group Employee for the tax year during which the Effective Time occurs.

(f) Employment and Severance Arrangements. CPLG will assume and honor, or will cause a CPLG Entity to assume and honor any agreements to which any CPLG Group Employee is party with either any LQ Entity or any joint venture with an LQ Entity, including any (i) employment contract or (ii) retention or severance arrangement.

Section 3.2. Employment Law Obligations.

(a) WARN. After the Effective Time, (i) LQ shall be responsible for providing any necessary WARN notice (and meeting any similar state Law notice requirements) with respect to any termination of employment of any LQ Group Employee and (ii) CPLG shall be responsible for providing any necessary WARN notice (and meeting any similar state Law notice requirements) with respect to any termination of employment of any CPLG Group Employee.

(b) Compliance with Employment Laws. On and after the Effective Time, (i) each member of the LQ Parent Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of LQ Group Employees and (ii) each member of the CPLG Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of CPLG Group Employees.

Section 3.3. Employee Records.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, LQ and CPLG (acting directly or through members of the LQ Parent Group or the CPLG Group, respectively) shall provide to the other and their respective agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and required consents, as of the Effective Time or as soon as administratively practicable thereafter, LQ shall transfer and assign to CPLG all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable CPLG Benefit Plan and all absence management records, insurance beneficiary designations, flexible spending account enrollment confirmations, attendance and return to work information relating to CPLG Group Employees who participate in CPLG Benefit Plans (collectively, the “Benefit Management Records”). Subject to any limitations imposed by applicable Law, LQ, however, may retain originals of, copies of or access to personnel records, immigration records, payroll forms and Benefit Management Records as long as necessary to provide services to CPLG (acting on its behalf pursuant to the Transition Services Agreement between the Parties entered into as of the date of this Agreement). Immigration records will, if and as appropriate, become a part of CPLG’s public access file. CPLG will use personnel records, payroll forms and Benefit Management Records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that following the Effective Time, LQ records so transferred and assigned may be maintained by CPLG (acting directly or through one of its Subsidiaries) pursuant to CPLG’s applicable records retention policy.

(c) Access to Records. To the extent not inconsistent with this Agreement and any applicable Laws or regulations or Privacy Contracts, reasonable access to Employee-related records after the Effective Time will be provided to members of the LQ Parent Group and members of the CPLG Group pursuant to the terms and conditions of Sections 5.2 and 7.3 of the Distribution Agreement. In addition, notwithstanding anything to the contrary, CPLG shall provide LQ with reasonable access to those records necessary for its administration of any Benefit Plans or programs, or employment and compensation matters, on behalf of LQ Group Employees after the Effective Time as permitted by all applicable Laws or regulations or Privacy Contracts. LQ shall also be permitted to retain copies of all restrictive covenant agreements with any CPLG Group Employee in which any member of the LQ Parent Group has a valid business interest. In addition, LQ shall provide CPLG with reasonable access to those records necessary for its administration of any Benefit Plans or programs, or employment and compensation matters, on behalf of CPLG Group Employees after the Effective Time as permitted by all applicable Laws or regulations or Privacy Contracts. CPLG shall also be permitted to retain copies of all restrictive covenant agreements with any LQ Group Employee in which any member of the CPLG Group has a valid business interest.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, LQ and CPLG shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions and damages that arise from a failure (by the indemnifying party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations, Privacy Contracts and internal policies applicable to such information.

(e) Confidentiality. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Distribution Agreement and any other applicable agreement and applicable Law, and the provisions of this Section 3.3 shall be in addition to, and not in derogation of, the provisions of the Distribution Agreement governing confidential information, including Section 7.6 of the Distribution Agreement.

(f) Cooperation. Each Party shall use commercially reasonable efforts to cooperate in sharing, retaining and maintaining data and records that are necessary or appropriate to further the purposes of this Section 3.3 and for each Party to administer its respective Benefit Plans to the extent consistent with this Agreement and applicable Law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this Section 3.3. No Party shall charge another Party a fee for such cooperation.

ARTICLE IV

EQUITY AND EQUITY-BASED COMPENSATION

Section 4.1. General Principles.

(a) LQ and CPLG shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this Article IV, including, to the extent practicable, providing written notice or similar communication to each Employee or director who holds one or more awards granted under any LQ Equity Plan informing such Employee or director, as applicable, of (i) the actions contemplated by this Article IV with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under any LQ Equity Plan during which time awards may not be exercised or settled, as the case may be.

(b) Following the Effective Time, a grantee who has outstanding equity-based awards under one or more of the LQ Equity Plans and/or replacement equity-based awards under the CPLG Equity Plan shall be considered to have been employed by the LQ Parent Group or CPLG Group, as applicable, before the Effective Time, and to the extent such grantee continues to be employed by either the LQ Parent Group or CPLG Group following the Effective Time, after the Effective Time, for purposes of (i) vesting and (ii) determining the date of termination of employment as it applies to any such award. Neither the transfer of employment to the CPLG Group nor the Distribution shall constitute a “Termination” under any LQ Equity Plan.

(c) No award described in this Article IV, whether outstanding or to be issued, adjusted, substituted or cancelled by reason of or in connection with the Distribution, shall be adjusted, settled, cancelled or exercisable, until in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including federal securities Laws. With respect to each outstanding stock option, the period during which such option is exercisable and the ultimate expiration date of the option will not be extended.

(d) The adjustment or conversion of LQ RSUs shall be effected in a manner that is intended to avoid the imposition of any accelerated, additional, penalty or other Taxes on the holders thereof pursuant to Section 409A of the Code.

Section 4.2. Treatment of LQ RSAs Held by LQ Group Employees and CPLG Group Employees. At the Effective Time, each LQ RSA held by an LQ Group Employee or a CPLG Group Employee shall receive a number of restricted shares of CPLG Common Stock (each, a “CPLG RSA”) calculated by multiplying (i) the number of LQ RSAs subject to each grant by (ii) the Distribution Ratio, rounded up to the nearest whole share. Subject to Section 4.1, the CPLG RSAs shall be subject to the same terms and conditions from and after the Effective Time as the terms and conditions applicable to the corresponding LQ RSAs immediately prior to the Effective Time.

Section 4.3. Treatment of LQ RSUs Held by LQ Directors(i) . At the Effective Time, each LQ RSU held by an LQ Director shall receive a right to receive a number of restricted shares units of CPLG Common Stock (each, a “CPLG Director RSU”) calculated by multiplying (i) the number of LQ RSUs subject to each grant by (ii) the Distribution Ratio, rounded up to the nearest whole share. Subject to Section 4.1, the CPLG Director RSUs shall be subject to the same terms and conditions from and after the Effective Time as the terms and conditions applicable to the corresponding LQ RSUs immediately prior to the Effective Time.

Section 4.4. Section 16(b) of the Exchange Act. By approving the adoption of this Agreement, each of the Board and the Board of Directors of CPLG (the “CPLG Board”) intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of each of LQ and CPLG, and each of the Board and the CPLG Board also intend expressly to approve, in respect of any equity-based award, the use of any method for the satisfaction of any applicable Tax withholding to the extent such method is permitted under the applicable LQ Equity Plan, CPLG Equity Plan and any award agreement.

Section 4.5. Treatment of LQ PSUs.

(a) Termination of LQ PSUs. Immediately prior to the Effective Time, each ongoing Performance Period (as such term is defined in the applicable LQ PSU grant notice) relating to outstanding LQ PSUs granted under the LQ Equity Plan shall be terminated, and the LQ PSUs shall be bifurcated into (i) a number of LQ PSUs (expressed as a dollar value) calculated by multiplying (A) the target number of LQ PSUs (expressed as a dollar value) granted to the applicable LQ Group Employee by (B) a fraction, the numerator of which equals the number of completed fiscal quarters between the commencement of the Performance Period applicable to such LQ PSUs and the Distribution, and the denominator of which equals the number of fiscal quarters in the Performance Period applicable to such LQ PSUs (the “Completed Period PSUs”), and (ii) a number of LQ PSUs (expressed as a dollar value) equal to the original target number of PSUs awarded (expressed as a dollar value), less the number of corresponding Completed Period PSUs (expressed as a dollar value) (the “Remaining PSUs”).

(b) Calculation of LQ PSUs Earned as of the Effective Time. Immediately prior to the Effective Time, (i) with respect to the Completed Period PSUs, a number of such Completed Period PSUs (expressed as a dollar value) shall be deemed earned, based on the greater of (x) the level of achievement of applicable measures based on actual performance through the last completed fiscal quarter ending on or before the Distribution Date, as determined by the compensation committee of the Board (or committee thereof, as applicable), in its sole discretion, and (y) satisfaction of the applicable criteria at target levels; and (ii) with respect to the Remaining PSUs, a number of such Remaining PSUs (expressed as a dollar value) shall be deemed earned based on satisfaction of the applicable criteria at target levels, and such earned Completed Period PSUs and Remaining PSUs (in each case, expressed as a dollar value, and collectively, the “Banked PSUs”) shall no longer be subject to vesting based upon the achievement of performance criteria, but instead such Banked PSUs shall vest, subject to the holder’s continued employment through the vesting date, as of the end of the original Performance Period to which such Banked PSUs relate. Any Completed Period PSUs or Remaining PSUs that are not earned as of the Effective Time in accordance with this subsection (b) because the applicable performance targets have not been achieved or satisfied shall be forfeited without consideration therefor as of the Effective Time.

(c) Conversion of LQ PSUs. As of immediately prior to the Effective Time, each Banked PSU shall, by virtue of the Distribution and without further action by either LQ, CPLG or any holder of a Banked PSU, convert into a number of LQ RSAs equal to (i) the dollar value of such Banked PSU, divided by (ii) the Beginning Share Price (as such term is defined in the applicable LQ PSU grant notice) applicable to such Banked PSU, which LQ RSAs shall be subject to the same vesting terms as the Banked PSU to which such LQ RSAs relate. Such LQ RSAs shall thereafter be treated as set forth in Section 4.2 above.

Section 4.6. LQ Group Employee’s Treatment of CPLG Awards Upon Certain Terminations. Notwithstanding the terms of the CPLG Equity Plan to the contrary, in the event of any “Covered Termination” (as defined in the La Quinta Holdings Inc. Executive Severance Plan or the La Quinta Holdings Inc. Severance Plan, as applicable) of an LQ Group Employee on or following the Effective Time, all outstanding CPLG RSAs then held by such LQ Group Employee shall fully vest as of the date of such Covered Termination.

Section 4.7. Liabilities for Settlement of Awards.

(a) Settlement of LQ RSAs, LQ RSUs and LQ PSUs. LQ shall be responsible for all Liabilities associated with LQ RSAs, LQ RSUs and LQ PSUs, including any share delivery, registration or other obligations related to the settlement of the LQ RSAs, LQ RSUs and LQ PSUs.

(b) Settlement of CPLG RSAs and CPLG Director RSUs. CPLG shall be responsible for all Liabilities associated with CPLG RSAs and CPLG Director RSUs, including any share delivery, registration or other obligations related to the settlement of the CPLG RSAs and CPLG Director RSUs.

Section 4.8. Short-Term Incentive Payments for CPLG Group Employees.

(a) CPLG Short-Term Incentive Plans. No later than the Effective Time, CPLG shall, or shall cause another CPLG Entity to, adopt plans that will provide annual bonus or short-term cash incentive compensation opportunities for CPLG Group Employees transferred from the LQ Parent Group to the CPLG Group (the “CPLG Short-Term Incentive Plans”), subject to CPLG’s right to amend such plans after the Effective Time in accordance with the terms thereof. The CPLG Short-Term Incentive Plans shall be approved prior to the Effective Time by the sole stockholder of CPLG, and CPLG Group Employees shall participate in such CPLG Short-Term Incentive Plans immediately following the Effective Time; provided, however, that the CPLG Short-Term Incentive Plans shall not provide for annual bonus or short-term cash incentive opportunities relating to performance for the portion of the fiscal year prior to the Effective Time.

(b) LQ Corporate Bonus Plan. Immediately prior to the Effective Time, the applicable administrator under the La Quinta Holdings Inc. Corporate Short Term Incentive Plan (effective January 1, 2017) shall calculate a deemed earned bonus amount with respect to each LQ Group Employee and CPLG Group Employee participating in such plan, assuming each ongoing performance period ended as of the Effective Time and such bonuses are calculated on a prorated basis based on the portion of each performance period that has elapsed prior to the Effective Time as compared to the applicable quantitative and qualitative measures during such performance period (the amount so calculated as to any LQ Group Employee or CPLG Group Employee, as applicable, being the “Banked STI Amount”). With respect to each LQ Group Employee and CPLG Group Employee, such Banked STI Amount shall be paid by the applicable LQ Entity to such LQ Group Employee or CPLG Group Employee, as applicable, no later than the regular payroll date of the applicable LQ Entity occurring immediately after the Effective Time.

(c) Other LQ Bonus Plans. Following the Effective Time, LQ shall, or shall cause the applicable LQ Entity to, continue to maintain plans that will provide annual bonus or short-term cash incentive compensation opportunities for LQ Group Employees, subject to LQ’s right to amend such plans after the Effective Time in accordance with the terms thereof; provided, however, to the extent determined appropriate by the applicable administrator of any such plan after the Effective Time, the applicable performance targets shall be replaced with new performance targets for the remainder of such annual bonus or short-term cash incentive compensation plan’s remaining performance period following the Effective Time.

(d) Allocation of Bonus Responsibility. For the avoidance of doubt, (i) the CPLG Group shall be solely responsible for funding, paying and discharging all obligations relating to any annual cash incentive awards that any CPLG Group Employee is eligible to receive under any CPLG Group annual bonus and other short-term cash incentive compensation plans with respect to payments made beginning at or after the Effective Time, including the CPLG Short-Term Incentive Plan, but excluding any Banked STI Amounts payable to any CPLG Group Employee in accordance with Section 4.8(b) above, and no member of the LQ Parent Group shall have any obligations with respect thereto, and (ii) the LQ Parent Group shall be solely responsible for funding, paying and discharging all obligations relating to (x) any annual cash incentive awards that any LQ Group Employee is eligible to receive under any LQ Parent

Group annual bonus and other short-term cash incentive compensation plans with respect to payments made beginning at or after the Effective Time and (y) any Banked STI Amount payable to any CPLG Group Employee in accordance with Section 4.8(b) above, and no member of the CPLG Group shall have any obligations with respect thereto.

Section 4.9. Form S-8. CPLG shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering under the Exchange Act the offering of a number of CPLG Common Stock at a minimum equal to the number of shares subject to the CPLG RSAs and CPLG Director RSUs. CPLG shall use commercially reasonable efforts to cause any such registration statement to be kept effective (and the current status of the prospectus or prospectuses required thereby to be maintained) as long as any CPLG RSAs or CPLG Director RSUs remain outstanding.

Section 4.10. Tax Reporting and Withholding for Equity-Based Awards. Unless otherwise required by applicable Law, LQ (or one of its Subsidiaries) will be responsible for all income, payroll, fringe benefit, social, payment on account or other tax reporting related to income of or otherwise owed by LQ Group Employees from equity-based awards, and CPLG (or one of its Subsidiaries) will be responsible for all income, payroll, fringe benefit, social, payment on account or other tax reporting related to or otherwise owed on income of CPLG Group Employees from equity-based awards. Further, LQ (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings and related payments for LQ Group Employees to each applicable taxing authority, and CPLG (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings and related payments for CPLG Group Employees to each applicable taxing authority; provided, however, that to the extent necessary (and permissible) to effectuate the foregoing, either LQ or CPLG may act as agent for the other company by remitting amounts withheld in the form of shares or in conjunction with an exercise transaction and related payments to an appropriate taxing authority. For non-employee directors of LQ or CPLG, all compensation income realized from either LQ equity-based awards or CPLG equity-based awards will be reflected by an IRS Form 1099 provided to such non-employee director by LQ or CPLG, as applicable, for each year. There will be no tax withholding made by either LQ or CPLG with respect to any equity-based awards for non-employee directors of LQ or CPLG.

Section 4.11. Cooperation. Each Party acknowledges and agrees to use commercially reasonable efforts to cooperate with each other and with third-party providers to effect withholding and remittance of Taxes, as well as required tax reporting, in a timely, efficient and appropriate manner to further the purposes of this Article IV and to administer all employee equity awards that are outstanding immediately following the Effective Time (including all such equity awards that are adjusted in accordance with this Article IV) to the extent consistent with this Agreement and applicable Law, for as long as is reasonably necessary to further the purposes of this Article IV. No Party shall charge another Party a fee for such cooperation.

Section 4.12. LQ ESPP. All CPLG Group Employees shall cease active participation in the LQ ESPP with respect to offering periods ending after the Effective Time. For the avoidance of doubt, the CPLG Group Employees who participated in the LQ ESPP prior to the Effective Time shall continue to participate in any offering periods under the LQ ESPP ending prior to the Effective Time.

ARTICLE V

U.S. QUALIFIED DEFINED CONTRIBUTION PLANS

Section 5.1. CPLG 401(k) Plan. No later than the Effective Time, CPLG shall, or shall cause a CPLG Entity to, establish a defined contribution plan and related trust that is intended to meet the requirements of Sections 401(a) and 401(k) of the Code and a related trust that is intended to meet the requirements of Section 501(a) of the Code for the benefit of CPLG Group Employees (such defined contribution plan, the “CPLG 401(k) Plan”). CPLG shall, or shall cause a CPLG Entity to, be responsible for taking all necessary, reasonable and appropriate actions to establish, maintain and administer the CPLG 401(k) Plan so that it is qualified under Section 401(a) of the Code, that it satisfies the requirements of Section 401(k) of the Code, and that the related trust remains tax-exempt under Section 501(a) of the Code and as soon as reasonably practicable following the Effective Time, CPLG shall, or shall cause a CPLG Entity to take all steps reasonably necessary to obtain a favorable determination letter from the IRS as to such qualification. CPLG shall or shall cause a CPLG Entity to be responsible for any and all Liabilities and other obligations with respect to the CPLG 401(k) Plan.

Section 5.2. Transfer of LQ Savings Plan Assets. As soon as practicable following the adoption of the CPLG 401(k) Plan, LQ shall cause the accounts (including any outstanding loan balances) in the LQ Savings Plan attributable to the CPLG Group Employees who will participate in the CPLG 401(k) Plan (collectively, the “CPLG 401(k) Plan Beneficiaries”) and all of the assets in the LQ Savings Plan related thereto to be transferred to the CPLG 401(k) Plan, and CPLG shall cause the CPLG 401(k) Plan to accept such transfer of accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all obligations of the LQ Savings Plan relating to the accounts of the CPLG 401(k) Plan Beneficiaries (to the extent the assets related to those accounts are actually transferred from the LQ Savings Plan to the CPLG 401(k) Plan) as of the Effective Time. The transfer of assets invested in the LQ Savings Plan shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1 and Section 208 of ERISA. In connection with the trust-to-trust transfer described in this Section 5.2, the Parties agree to cooperate in making any and all appropriate filings required under applicable Law, and to take all such action(s) as may be necessary or appropriate to cause such plan-to-plan transfer to take place as soon as practicable following the adoption of the CPLG 401(k) Plan.

ARTICLE VI

U.S. WELFARE PLANS

Section 6.1. Establishment of CPLG Welfare Plans. On or prior to the Effective Time, CPLG shall, or shall cause another CPLG Entity to, establish and adopt CPLG Welfare Plans which will provide welfare benefits to each CPLG Group Employee who is a participant in any LQ Welfare Plan (and their eligible spouses, domestic partners and dependents, as the case may be) (collectively, the “CPLG Welfare Plan Participants”) under terms and conditions that are substantially comparable to the LQ Welfare Plans. Coverage and benefits under the CPLG Welfare Plans shall then be provided to the CPLG Welfare Plan

Participants on an uninterrupted basis under the newly established CPLG Welfare Plans which shall contain substantially comparable benefit provisions as in effect under the corresponding LQ Welfare Plans immediately prior to the Effective Time. CPLG Welfare Plan Participants shall cease to be eligible for coverage under the LQ Welfare Plans following the establishment and adoption of the CPLG Welfare Plans in accordance with this Section 6.1. For the avoidance of doubt, CPLG Group Employees, including CPLG Welfare Plan Participants, shall not participate in any LQ Welfare Plans after the Effective Time, and LQ Group Employees shall not participate in any CPLG Welfare Plans at any time.

Section 6.2. Transitional Matters Under CPLG Welfare Plans and LQ Welfare Plans; Treatment of Claims Incurred and Other Miscellaneous Matters.

(a) Liability for Claims Incurred Under LQ Welfare Plans. The applicable LQ Welfare Plans shall remain responsible for the adjudication and/or payment of unpaid covered claims that any CPLG Welfare Plan Participant incurs under any of the LQ Welfare Plans before the Effective Time. LQ shall cause such LQ Welfare Plans to fully perform, pay and discharge all such claims. Claims for ongoing care for a CPLG Welfare Plan Participant under any of the LQ Welfare Plans shall be allocated as follows:

(i) The applicable LQ Welfare Plan shall be liable for the portion of ongoing outpatient care that is provided before the Effective Time, and the applicable CPLG Welfare Plan shall be responsible for the portion of ongoing outpatient care that is provided after the Effective Time.

(ii) The applicable LQ Welfare Plan shall be liable for ongoing inpatient care (such as continuous hospitalization) that is provided before the Effective Time, and the applicable CPLG Welfare Plan shall be responsible for the portion of ongoing inpatient care that is provided after the Effective Time.

(iii) For purposes of this Section 6.2(a), a claim or expense is deemed to be incurred (A) with respect to medical (including continuous hospitalization), dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or expense; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or expense and (C) with respect to long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claims administrator, giving rise to such claim or expense.

(b) Credit for Deductibles and Other Limits. With respect to each CPLG Welfare Plan Participant, CPLG shall use reasonable efforts to provide that for purposes of any maximum benefit payable under any of the CPLG Welfare Plans, the CPLG Welfare Plans will recognize any expenses paid or reimbursed by the LQ Welfare Plans with respect to such participant before the Effective Time, to the same extent such expense payments or reimbursements would be recognized in respect of an active plan participant under any of the applicable LQ Welfare Plans.

(c) COBRA.

(i) LQ shall be responsible for complying with the group health coverage continuation requirements of COBRA for Qualifying Events occurring before the Effective Time affecting a CPLG Welfare Plan Participant or his or her Qualified Beneficiaries with respect to each CPLG Welfare Plan Participant who becomes a Qualified Beneficiary before the Effective Time.

(ii) CPLG shall be responsible for complying with the group health coverage continuation requirements of COBRA for Qualifying Events occurring on or after the Effective Time affecting a CPLG Welfare Plan Participant or his or her Qualified Beneficiaries with respect to each CPLG Welfare Plan Participant who becomes a Qualified Beneficiary on or after the Effective Time.

(iii) For the avoidance of doubt, LQ and CPLG shall cause such LQ Welfare Plans or CPLG Welfare Plans, as the case may be, to fully perform, pay and discharge all such claims for any CPLG Welfare Plan Participants as set forth under subsections (i) through (ii) of this subsection (c) for the duration of COBRA continuation coverage, as determined pursuant to Treasury Regulation Section 4980B-7, so that the CPLG Welfare Plans shall not be liable for the payment of claims incurred under the LQ Welfare Plans pursuant to subsection (i) of this subsection (c) and the LQ Welfare Plans shall not be liable for the payment of claims incurred under the CPLG Welfare Plans for claims incurred pursuant to subsection (ii) of this subsection (c).

Section 6.3. Continuity of Benefits.

(a) Additional Details Regarding Flexible Spending Accounts.

(i) Pursuant to Section 6.1, effective as of the Effective Time, CPLG or another CPLG Entity shall cause CPLG Welfare Plan Participants to become eligible for health care flexible spending account benefits and dependent care flexible spending account benefits (each a “CPLG FSA”).

(ii) It is the intention of the Parties that all activity under a CPLG Welfare Plan Participant’s flexible spending account with LQ for the plan year in which the Effective Time occurs be treated instead as activity under the corresponding CPLG FSA. Accordingly, (i) any period of participation by a CPLG Welfare Plan Participant in an LQ Welfare Plan flexible spending account during the plan year in which the Effective Time occurs (the “FSA Participation Period”) will be deemed a period when the CPLG Welfare Plan Participant participated in the corresponding CPLG FSA; (ii) all expenses incurred during the FSA Participation Period will be deemed incurred while the CPLG Welfare Plan Participant’s coverage was in effect under the corresponding CPLG FSA and (iii) all elections and reimbursements made with respect to an FSA Participation Period under an LQ Welfare Plan flexible spending account will be deemed to have been made with respect to the corresponding CPLG FSA.

(iii) If the aggregate reimbursement payouts made to CPLG Welfare Plan Participants prior to the Effective Time from the LQ Welfare Plan flexible spending accounts during the plan year in which the Effective Time occurs are less than the aggregate accumulated contributions to such accounts made by such CPLG Welfare Plan Participants prior to the Effective Time for such plan year, LQ shall cause an amount equal to the amount by which such contributions are in excess of such reimbursement payouts to be transferred to CPLG (or a CPLG Entity designated by CPLG) by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Effective Time.

(iv) If the aggregate reimbursement payouts made to CPLG Welfare Plan Participants prior to the Effective Time from the applicable LQ Welfare Plan flexible spending accounts during the plan year in which the Effective Time occurs exceed the aggregate accumulated contributions to such accounts made by the CPLG Welfare Plan Participants prior to the Effective Time for such plan year, CPLG shall cause an amount equal to the amount by which such reimbursement payouts are in excess of such contributions to be transferred to LQ (or an LQ Entity designated by LQ) by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Effective Time.

(v) Notwithstanding anything in this Section 6.3(a), at and after the Effective Time, the CPLG Group shall assume, and cause the CPLG Welfare Plans to be solely responsible for, all claims by CPLG Welfare Plan Participants under the applicable LQ Welfare Plan flexible spending accounts that were incurred after the Effective Time.

(b) Additional Details Regarding Health Savings Accounts.

(i) Pursuant to Section 6.1, CPLG or another CPLG Entity shall establish and adopt CPLG Welfare Plans no later than the Effective Time and will coordinate with a health savings account custodian to make available a health savings account option for eligible CPLG Welfare Plan Participants (a “CPLG HSA”). The health savings account option will provide health savings account benefits to eligible CPLG Welfare Plan Participants similar to the benefits provided to eligible participants in the health savings account option of the LQ Welfare Plans. The health savings account made available in connection with the CPLG Welfare Plans shall be effective as of the Effective Time.

(ii) It is the intention of the Parties that all activity under a CPLG Welfare Plan Participant’s health savings account with LQ for the year in which the Distribution occurs be treated instead as activity under the corresponding CPLG HSA. Accordingly, (i) any period of participation by a CPLG Welfare Plan Participant in an LQ health savings account during the year in which the Effective Time occurs (the “HSA Participation Period”) will be deemed a period when the CPLG Welfare Plan Participant participated in the corresponding CPLG HSA; (ii) all expenses incurred during the HSA Participation Period will be deemed incurred while the CPLG Welfare Plan Participant’s coverage was in effect under the corresponding CPLG HSA and (iii) all elections and reimbursements made with respect to an HSA Participation Period under an LQ Welfare Plan health savings account will be deemed to have been made with respect to the corresponding CPLG HSA.

(c) Employer Non-Elective Contributions.

(i) As of the Effective Time, CPLG shall cause any CPLG Welfare Plans that constitute a “cafeteria plan” under Section 125 of the Code to recognize and give effect to all non-elective employer contributions credited toward coverage of a CPLG Welfare Plan Participant under the corresponding LQ Welfare Plan that is a cafeteria plan under Section 125 of the Code for the applicable plan year.

(ii) For the avoidance of doubt, CPLG shall cause all contributions for coverage made before the Effective Time for all CPLG Welfare Plan Participants who are participating in LQ Welfare Plans to be remitted to LQ within the period required by Labor Regulation Section 2510.3-102(a)(1) and any other applicable guidance.

(d) Waiver of Conditions or Restrictions. Unless prohibited by applicable Law, the CPLG Welfare Plans will waive all limitations, exclusions, service conditions, waiting period limitations or evidence of insurability requirements that would otherwise be applicable to a CPLG Welfare Plan Participant to the extent that such Employee had previously satisfied such limitations under the corresponding LQ Welfare Plans.

Section 6.4. Insurance Contracts. To the extent any LQ Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, LQ and CPLG will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for CPLG (except to the extent changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both LQ and CPLG for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges or administrative fees that such Party may incur pursuant to this Section 6.4.

Section 6.5. Third-Party Vendors. Except as provided below, to the extent any LQ Welfare Plan is administered by a third-party vendor, LQ and CPLG will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for CPLG and to maintain any pricing discounts or other preferential terms for both LQ and CPLG for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges or administrative fees that such Party may incur pursuant to this Section 6.5.

ARTICLE VII

WORKERS’ COMPENSATION AND UNEMPLOYMENT COMPENSATION

Section 7.1. CPLG Workers’ Compensation and Unemployment Compensation. Effective as of the Effective Time, CPLG shall, or shall cause another CPLG Entity to, assume the obligations for all claims and Liabilities relating to (a) workers’ compensation benefits with respect to injuries that occur following the Effective Time affecting CPLG Group Employees; and (b) unemployment compensation benefits for all CPLG Group Employees. Effective as of the Effective Time, CPLG, acting through the CPLG Entity employing each CPLG Group Employee, will be responsible for (x) obtaining workers’

compensation insurance, including providing all collateral required by the insurance carriers, and (y) establishing new or transferred unemployment insurance employer accounts, policies and claims handling contracts with the applicable government agencies. To the extent that such insurance coverage cannot be either assigned to or obtained by CPLG or a CPLG Entity, in respect of claims and Liabilities otherwise to be assumed by CPLG or a CPLG Entity pursuant to this Section 7.1, LQ shall remain primarily liable for such claims and Liabilities, but CPLG shall indemnify and hold harmless LQ for any such claims and Liabilities. If the preceding sentence applies, then at one or more mutually agreed upon dates, LQ will determine the present value of such claims and Liabilities and CPLG shall reimburse LQ for that amount.

Section 7.2. LQ Workers’ Compensation and Unemployment Compensation. Effective as of the Effective Time, the LQ Entity employing each LQ Group Employee shall have (and, to the extent it has not previously had such obligations, such LQ Entity shall assume) the obligations for all claims and Liabilities relating to (a) workers’ compensation benefits with respect to (i) injuries that occur at or prior to the Effective Time affecting any Employee or former Employee, and (ii) injuries that occur after the Effective Time affecting LQ Group Employees; and (b) unemployment compensation benefits for all LQ Group Employees.

Section 7.3. Assignment of Contribution Rights. LQ will transfer and assign (or cause another member of the LQ Parent Group to transfer and assign) to a member of the CPLG Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which CPLG is responsible pursuant to this Article VII. CPLG will transfer and assign (or cause another member of the CPLG Group to transfer and assign) to a member of the LQ Parent Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which LQ is responsible pursuant to this Article VII.

Section 7.4. Collateral. On and after the Effective Time, CPLG (acting directly or through a member of the CPLG Group) shall be responsible for providing all collateral required by insurance carriers in connection with workers’ compensation claims for which Liability is allocated to the CPLG Group under this Article VII. LQ (acting directly or through a member of the LQ Parent Group) shall be responsible for providing all collateral required by insurance carriers in connection with workers’ compensation claims for which Liability is allocated to the LQ Parent Group under this Article VII.

Section 7.5. Cooperation. CPLG and LQ shall use commercially reasonable efforts to provide that workers’ compensation and unemployment insurance costs are not adversely affected for either of them by reason of the Distribution.

Section 7.6. ADA Liabilities. For clarity, nothing in this Agreement (including this Article VII) will override or alter the allocation to the CPLG Group of any Liabilities (including those relating to ADA matters) included in Section 1.1(86)(iv) of the Distribution Agreement.

ARTICLE VIII

RETENTION AND SEVERANCE

Section 8.1. Establishment of CPLG Retention Plans. If the Effective Time occurs prior to the Outside Retention Date (as defined in the applicable LQ Retention Bonus Plan), effective as of the Effective Time, CPLG shall, or shall cause a CPLG Entity to, establish and adopt a retention bonus plan (the “CPLG Retention Bonus Plan”) (such date, the “CPLG Retention Bonus Plan Adoption Date”) to provide each CPLG Group Employee who (a) was a participant in the LQ Retention Bonus Plan as of immediately prior to the CPLG Retention Bonus Plan Adoption Date or (b) is hired or promoted by a CPLG Entity on or following the Effective Time into a position and such employee would have been eligible to participate in the LQ Retention Bonus Plan had such employee been employed by an LQ Entity in such position immediately prior to the Effective Time, benefits in respect of a “covered termination” following the CPLG Retention Bonus Plan Adoption Date that are the same as those with respect to such person under the LQ Retention Bonus Plan in the event that a “covered termination” occurred at any time prior to the CPLG Retention Bonus Plan Adoption Date. As of the CPLG Retention Bonus Plan Adoption Date, (i) the CPLG Group Employees will no longer participate in the LQ Retention Bonus Plan and (ii) no member of the LQ Parent Group shall have any further Liability for, and CPLG shall indemnify each member of the LQ Parent Group, and the officers, directors and employees of each member of the LQ Parent Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, claims made by or with respect to any CPLG Group Employees in connection with the CPLG Retention Bonus Plan, including such Liabilities relating to actions or omissions of or by any member of the CPLG Group or any officer, director, employee or agent thereof prior to, on or after the CPLG Retention Bonus Plan Adoption Date.

For the avoidance of doubt, (x) the Distribution itself shall constitute a “Significant Corporate Event” for purposes of the LQ Retention Bonus Plan and (y) neither the transfer of employment to the CPLG Group nor the Distribution itself shall constitute a “Covered Termination” under the LQ Retention Bonus Plan. The Parties agree that, notwithstanding anything to the contrary in this Agreement, the Distribution Agreement will determine the allocation of Liabilities with respect to all LQ Retention Bonus Plans.

Section 8.2. Severance Arrangements, Plans, Policies and Guidelines. Effective as of the Effective Time, CPLG shall, or shall cause a CPLG Entity to, establish severance arrangements, plans, policies or guidelines (collectively, the “CPLG Severance Arrangements”) under which CPLG Group Employees who, immediately prior to the Effective Time, are participants in any LQ severance arrangement, plan, policy or guideline, including the La Quinta Holdings Inc. Severance Plan and La Quinta Holdings Inc. Executive Severance Plan, shall be eligible to participate immediately following the Effective Time. Such CPLG Severance Arrangements will provide terms and conditions (including severance benefits) for CPLG Group Employees who are severed from the CPLG Group following the Effective Time that are substantially similar to the terms and conditions (including severance benefits) provided under the applicable LQ severance arrangements, plans, policies and guidelines (including the La Quinta Holdings Inc. Severance Plan and La Quinta Holdings Inc. Executive Severance Plan) in which such CPLG Group Employees participated immediately prior to the Effective Time. For the avoidance of doubt, the Distribution and the assignment, transfer or continuation of the employment of CPLG Group Employees contemplated by Section 3.1 shall not itself be deemed a severance of employment for purposes of this Agreement and any LQ severance arrangements, plans, policies or guidelines, and effective as of the Effective Time, CPLG Group Employees shall not be eligible to receive any severance or other benefits under any LQ severance plans or policies. Without limiting the foregoing, (A) the Distribution shall constitute a “Significant Corporate Event” for purposes of the La Quinta Holdings Inc. Executive Severance Plan and (B) neither the transfer of employment to the CPLG Group nor the Distribution itself shall constitute a “Covered Termination” under the La Quinta Holdings Inc. Executive Severance Plan or the La Quinta Holdings Inc. Severance Plan.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Preservation of Rights to Amend. The rights of each member of the LQ Parent Group and each member of the CPLG Group to amend, waive or terminate any Benefit Plan shall not be limited in any way by this Agreement.

Section 9.2. Confidentiality. Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith that is not otherwise public through no fault of such Party is confidential and is subject to the terms of the confidentiality provisions set forth herein and in the Distribution Agreement, including Section 3.3(e) of this Agreement and Section 7.6 of the Distribution Agreement.

Section 9.3. Administrative Complaints/Litigation. On and after the Effective Time, CPLG shall assume, and be solely liable for, the handling, administration, investigation and defense of actions, including ERISA, occupational safety and health, employment standards, union grievances, unfair labor practices, wrongful dismissal, discrimination or human rights, wage and hour and unemployment compensation claims asserted at any time against LQ or any member of the LQ Parent Group by any CPLG Group Employee (including any dependent or beneficiary of any such CPLG Group Employee) or any other person, to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant or otherwise) to or with respect to the business activities of any member of the CPLG Group after the Effective Time. To the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both LQ Group Employees and CPLG Group Employees and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Employees included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Distribution Agreement shall apply with respect to each Party’s indemnification obligations under this Section 9.3.

Section 9.4. Reimbursement and Indemnification. Each Party agrees to reimburse the other Party, within 45 days of receipt from the other Party of reasonable verification or except as otherwise provided in the Transition Services Agreement, for all costs and expenses which the other Party may incur on its behalf as a result of any of the respective LQ and CPLG Welfare Plans, 401(k) plans, savings plans, retirement plans, Benefit Plans and pension plans and, as contemplated by Article VIII, any termination or severance payments or benefits which are, as set forth in this Agreement, such Party’s responsibility. All Liabilities retained, assumed or indemnified against by CPLG pursuant to this Agreement, and all Liabilities retained, assumed or indemnified against by LQ pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Distribution Agreement. Notwithstanding anything to the contrary, no provision of this Agreement shall require any member of the LQ Parent Group to pay or reimburse to any member of the CPLG Group any benefit-related cost item that a member of the LQ Parent Group has paid or reimbursed to any member of the CPLG Group prior to the Effective Time.

Section 9.5. Costs of Compliance with Agreement. Except as otherwise provided in this Agreement, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

Section 9.6. Fiduciary Matters. LQ and CPLG each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 9.7. Entire Agreement. This Agreement, together with the documents referenced herein (including the Distribution Agreement and the Benefit Plans), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Distribution Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

Section 9.8. Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except for Buyer (and any entity to which Buyer assigns its rights in accordance with Section 8.7 of the Merger Agreement), who is an intended third party beneficiary of this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any Benefit Plan or affect the applicable plan sponsor’s right to amend or terminate any Benefit Plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Parties, and Buyer.

Section 9.9. Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties and by Buyer. Any Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of another Party; (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by another Party with any of the agreements, covenants or conditions contained herein. Notwithstanding the foregoing, no waiver of any provision hereof or consent required or permitted to be given by LQ under this Agreement (including any extension of time), or failure of LQ to require performance by CPLG or any member of its Group of any provision in this Agreement, shall be permitted without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by an authorized person of the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercises thereof or of any other right.

Section 9.10. Remedies Cumulative. All rights and remedies existing under this Agreement or the schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.11. Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered; (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent; (iii) if sent by overnight courier which delivers only upon the executed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided, that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice. Copies of all notices, claims, certificates, requests, demands and other communications hereunder shall be provided to Buyer at the following addresses and facsimile numbers:

Wyndham Hotel Group, LLC

22 Sylvan Way Parsippany, NJ 07054

Attn: Chief Operating Officer

Facsimile: (973) 753-6760

- and -

Wyndham Hotel Group, LLC

22 Sylvan Way Parsippany, NJ 07054

Attn: General Counsel, Wyndham Hotel Group

Facsimile: (973) 753-6760.

Section 9.12. Counterparts. This Agreement, including the schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 9.13. Severability. If any term or other provision of this Agreement or the schedules attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency, or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.14. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

Section 9.15. Dispute Resolution; Consent to Jurisdiction and Waiver of Jury Trial. The procedures for negotiation and binding arbitration set forth in Article VIII of the Distribution Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof.

Section 9.16. Performance. Each of LQ and CPLG shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the LQ Parent Group and any member of the CPLG Group, respectively. The Parties each agree to take such further actions and to execute, acknowledge and deliver, or to cause to be executed, acknowledged and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 9.17. Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party.

Section 9.18. Effect if Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Effective Time, this Agreement shall be of no further force and effect and shall be void ab initio.

Section 9.19. Code Sections 162(m) and 409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of non-qualified deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), LQ and CPLG agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of any non-qualified deferred compensation plan, long-term incentive award, annual incentive award or other compensation is, to the extent prescribed under the terms of the applicable plan and award agreement, not limited by reason of Section 162(m) of the Code, and (ii) the treatment of any non-qualified deferred compensation plan, long-term incentive award, annual incentive award or other compensation does not cause the imposition of a penalty tax under Section 409A of the Code.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

LA QUINTA HOLDINGS INC.

By:	/s/ Mark M. Chloupek
Name: Mark M. Chloupek
Title: Executive Vice President, Secretary and General Counsel

[Signature Page to Employee Matters Agreement]

COREPOINT LODGING INC.

By:	/s/ Mark M. Chloupek
Name: Mark M. Chloupek
Title: Executive Vice President, Secretary and General Counsel

[Signature Page to Employee Matters Agreement]